BELL, BOYD & LLOYD LLC

                                              THREE FIRST NATIONAL PLAZA
                                              70 WEST MADISON STREET, SUITE 3300
                                              CHICAGO, ILLINOIS 60602-4207
                                              312 372-1121 FAX 312 372-2098

                                              OFFICES IN CHICAGO
                                              AND WASHINGTON, D.C.


                                           July 30, 2003


Wayne Hummer Investment Trust
300 South Wacker Drive
Chicago, IL 60606


Ladies and Gentlemen:

       We have acted as counsel for Wayne Hummer Investment Trust (the "Trust") in connection with the registration under the Securities Act of 1933 (the "Act") of an indefinite number of shares of beneficial interest of the series of the Trust (the "Shares") designated Wayne Hummer Growth Fund, Wayne Hummer Income Fund, Wayne Hummer CorePortfolio Fund, and Wayne Hummer Money Market Fund (each a "Fund" and collectively, the "Funds") in the Trust's registration statement on Form N-1A (file no. 2-87153 under the Act), as proposed to be amended by post-effective amendment no. 28 thereto (as proposed to be amended, the "Registration Statement").

       In this connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Agreement and Declaration of Trust of the Trust and amendments thereto on file with the office of the Secretary of the Commonwealth of Massachusetts (collectively, the "Trust Agreement"), the Amended and Restated Bylaws of the Trust, as amended to date (the "Bylaws"), and actions of the board of trustees of the Trust authorizing the issuance of the Shares.

       In such examination, we have assumed the genuineness of the signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the legal competence of each individual executing any document.

       We assume that appropriate action has been taken to register or qualify the sale of the Shares under any applicable state and federal laws regulating offerings and sales of securities.

       Based upon the foregoing, we are of the opinion that the issue and sale by the Trust of an unlimited number of Shares of each Fund has been duly authorized under Massachusetts law. Upon the original issue and sale of any authorized but unissued Shares and upon receipt by the Trust of the authorized consideration therefor in an amount not less than the applicable

Wayne Hummer Investment Trust
July 30, 2003
Page two

net asset value, the Shares so issued will be validly issued, fully paid and nonassesable by the Trust.

       The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders of the Trust could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Trust Agreement disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Trust Agreement provides for indemnification out of the property of the particular Fund for all loss and expense of any shareholder of such Fund held personally liable solely by reason of being or having been a shareholder of the Trust. Thus, the risk of a shareholder incurring financial loss on account of shareholder liability is limited to circumstances in which the particular Fund of which he or she is or was a shareholder would be unable to meet its obligations.

       We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Act.

                                     Very truly yours,

                                     /s/ BELL, BOYD & LLOYD LLC